Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-139583 and 333-139582 on Form S-8 of our report dated March 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for stock-based compensation), relating to the consolidated financial statements and financial statement schedule of ORBCOMM Inc. appearing in this Annual Report on Form 10-K of ORBCOMM Inc. for the year ended December 31, 2006.
DELOITTE & TOUCHE LLP
New York, New York
March 27, 2007